Exhibit 99.12

[DATE]

Tidal Trust I

234 West Florida Street, Suite 203

Milwaukee, WI 53204

Truth Social Funds

730 Stony Point Parkway, Suite 205

Richmond, VA 23235

Re:	Fund Reorganization

Ladies and Gentlemen:

We have acted as counsel to the Acquiring Entity,1 on behalf of the Acquiring Fund, in connection with the Agreement providing for the acquisition by the Acquiring Fund of all of the assets and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, in exchange for shares of the Acquiring Fund (the “Reorganization”), as set forth in the Agreement. The Reorganization is scheduled to close on the date of this letter (the “Closing Date”).

For purposes of this opinion, we have examined and relied upon (i) the Agreement, (ii) the Registration Statement on Form N-14 of the Truth Social Trust as filed with the Securities and Exchange Commission on [●], including the definitive Combined Proxy Statement/Prospectus and Statement of Additional Information as filed on [●], (iii) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Acquiring Entity on behalf of the Acquiring Fund, (iv) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Target Entity on behalf of the Target Fund, and (v) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

Insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of the Acquiring Entity, we have relied (without independent investigation) upon certificates or representations of one or more officers of the Acquiring Entity. Similarly, insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of the Target Entity, we have relied (without independent investigation) upon certificates or representations of one or more officers of the Target Entity.

1 Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Agreement and Plan of Reorganization dated as of [DATE] (the “Agreement”), that is by and among (i) the Target Entity (as listed on Exhibit A of this letter) on behalf of the Target Fund (as listed on Exhibit A of this letter), (ii) the Acquiring Entity (as listed on Exhibit A of this letter) on behalf of the Acquiring Fund (as listed on Exhibit A of this letter), and (iii) solely for the purposes of sections 5.11 and 9.1 of the Agreement, Yorkville America Entities, LLC, a Florida limited liability company.

RAYMOND J. HOLST ● PARTNER ● PRACTUS, LLP

7 Copperdale Ln, Huntington, NY 11743 ● p: 646.866.4346

Raymond.Holst@Practus.com ● Practus.com

Tidal Trust I

Truth Social Funds

[DATE]

We have accepted, without independent verification, the genuineness of all signatures (whether original or copies), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, copies or facsimile copies and the accuracy of all certificates of public officials.

Any references to “our knowledge,” or words of similar import, shall mean the conscious awareness, as to the existence or absence of any facts that would contradict the opinions so expressed, of those attorneys of this firm who have rendered substantive attention to the transaction to which this opinion relates. Other than as set forth herein, we have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of any party to the Agreement. Moreover, we have not searched the dockets of any court, administrative body, agency or other filing office in any jurisdiction. When any opinion set forth below relates to the existence or standing of the Acquiring Entity, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

We do not express any opinion herein with respect to (i) the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses that may be limited by any applicable federal or state securities laws or as a matter of public policy, and (ii) the availability of any equitable or other specific remedy upon any breach of the Agreement or of any agreement or obligations referred to therein.

Based upon the foregoing, we are of the opinion that on the basis of existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, current administrative rules and court decisions, generally for U.S. federal income tax purposes:

(a)	The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and each of the Target Fund and the Acquiring Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)	In accordance with Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of all the Acquired Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund, and in accordance with Section 361(c) of the Code, no gain or loss will be recognized by the Target Fund upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Target Fund Shareholders in exchange for their Target Fund Shares in complete liquidation of the Target Fund pursuant to the Reorganization, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code;

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Tidal Trust I

Truth Social Funds

[DATE]

(c)	In accordance with Section 362(b) of the Code, the tax basis in the hands of the Acquiring Fund of each Acquired Asset transferred from the Target Fund to the Acquiring Fund in the Reorganization will be the same as the tax basis of such Acquired Asset in the hands of the Target Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer;

(d)	In accordance with Section 1223 of the Code, the holding period in the hands of the Acquiring Fund of each Acquired Asset transferred from the Target Fund to the Acquiring Fund in the Reorganization, other than Acquired Assets with respect to which gain or loss is required to be recognized, will include the period during which the Acquired Asset was held by the Target Fund immediately prior to the transfer thereof (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset);

(e)	In accordance with Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon its receipt of all the Acquired Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund as part of the Reorganization;

(f)	In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the Target Fund Shareholders upon the receipt of Acquiring Fund Shares solely in exchange for their Target Fund Shares as part of the Reorganization;

(g)	In accordance with Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares that each Target Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Target Fund Shares exchanged therefor;

(h)	In accordance with Section 1223 of the Code, each Target Fund Shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will include the period during which the Target Fund Shares surrendered in exchange therefor were held by such Target Fund Shareholder, provided that the Target Fund Shareholder held such Target Fund Shares as capital assets at the Effective Time;

(i)	The Reorganization will not result in the termination of the Target Fund’s taxable year; and

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Tidal Trust I

Truth Social Funds

[DATE]

(j)	The Acquiring Fund will succeed to and take into account the items of the Target Fund, if any, described under Code Section 381(c), subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the U.S. Treasury regulations thereunder, if applicable.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred here from. The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

Our opinion, as expressed herein, is furnished solely for the benefit of the Target Entity, its Trustees and officers, the Target Fund, the Acquiring Entity, its Trustees and officers, the Acquiring Fund, and the shareholders of the Target Fund and the Acquiring Fund, and is not to be circulated, quoted, filed publicly or relied upon by any other persons without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the SEC and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

DRAFT

On behalf of Practus, LLP

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Tidal Trust I

Truth Social Funds

[DATE]

EXHIBIT A

Target Entity	Target Fund	Acquiring Entity	Acquiring Fund
Tidal Trust I	God Bess America ETF	Truth Social Funds	Truth Social God Bless America ETF

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